UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 13, 2018

ONE MADISON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-38348	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 East 28th Street, 8th Floor New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 212-763-0930

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Transaction Agreement

On December 12, 2018, One Madison Corporation, a Cayman Islands exempted company (“One Madison” or the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Rack Holdings L.P., a Delaware limited partnership (“Seller”), and Rack Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Seller (“Rack Holdings”), pursuant to which One Madison will acquire all of the issued and outstanding equity interests of Rack Holdings from Seller, on the terms and subject to the conditions set forth in the Stock Purchase Agreement. The transactions set forth in the Stock Purchase Agreement will result in a “Business Combination” involving the Company for purposes of the Company’s Amended & Restated Articles of Incorporation (the “Charter”). The Stock Purchase Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company.

Stock Purchase Agreement

Consideration

Subject to the terms and conditions set forth in the Stock Purchase Agreement, One Madison has agreed to pay to Seller at the closing of the Business Combination (“Closing”) $950 million in cash in consideration for the acquisition of Rack Holdings, which amount will be (i) adjusted by the difference between the net working capital of Rack Holdings and its subsidiaries as of Closing as measured against normalized level of working capital of $22,000,000 (which could be a downward or upward adjustment), (ii) increased by the amount of cash of Rack Holdings and its subsidiaries as of Closing and (iii) reduced by the amount of debt and unpaid transaction expenses of Rack Holdings and its subsidiaries as of Closing. The purchase price paid at Closing will be based on an estimate of the amount of the foregoing adjustments and will be subject to a customary post-Closing true-up.

Financing for the Business Combination and for related transaction expenses will consist of (i) $300 million of proceeds from the Company’s initial public offering (the “IPO”) on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of any redemptions of the Company’s ordinary shares in connection with the shareholder vote to be held in connection with the transactions contemplated by the Stock Purchase Agreement, (ii) $150 million of proceeds from the forward purchase agreements entered into in connection with the IPO, (iii) $142 million of proceeds from subscription agreements entered into in connection with the Business Combination and (iv) up to $650 million of senior secured credit facilities provided by Goldman Sachs Merchant Banking Division, each as described more fully below.

Conditions to Closing

The Closing is subject to certain customary closing conditions, including approval by the Company’s shareholders of the additional equity issuances relating to the equity financing, the expiration or termination of the applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the German Act Against Restraints on Competition, the accuracy of the parties’ respective representations and warranties and compliance with the parties’ respective covenant obligations (each to certain specified materiality standards), and the absence of a “Material Adverse Effect” on Rack Holdings and its subsidiaries.

Termination

The Stock Purchase Agreement contains customary termination rights, including (i) by mutual written consent of the parties; (ii) by either party if (a) the Closing has not occurred on or prior to July 12, 2019, unless such party’s failure to comply in all material respects with the covenants and agreements contained in the Stock Purchase Agreement causes the failure of the Business Combination to be consummated by such time, (b) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation, (c) the representations, warranties or covenants of the other party are breached such that there is a failure of the related closing condition (subject to a 30-day cure period) or (d) the Company does not obtain the approval of its shareholders upon a vote taken thereon at the Company shareholder meeting; and (iii) by Seller if (a) the Company’s Board of Directors withdraws its recommendation that shareholders approve the transaction, (b) the Company shareholder approval is not obtained at the Company’s first call of its shareholder meeting or (c) the Company fails to consummate the Business Combination on the 10th business day following the satisfaction or waiver of the last condition to closing (subject to a further 10-business-day cure period).

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Representations, Warranties and Covenants

The parties to the Stock Purchase Agreement have made customary representations, warranties and covenants in the Stock Purchase Agreement, including, among others, covenants with respect to the conduct of Rack Holdings during the period between execution of the Stock Purchase Agreement and Closing. Seller is not providing the Company with an indemnity in connection with the Business Combination for inaccuracies in Seller’s or Rack Holding’s representations or warranties or for breaches of Seller’s or Rack Holding’s covenant obligations. The Company has purchased a representation and warranty liability insurance policy on customary terms, which provides limited protection to the Company for inaccuracies in Seller’s and Rack Holding’s representations and warranties and for certain pre-closing taxes of Rack Holdings and its subsidiaries. The representation and warranty liability insurance policy is subject to certain significant coverage limits and exclusions and therefore does not provide comprehensive protection to the Company for these matters.

The foregoing description of the Stock Purchase Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Stock Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Stock Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Rack Holdings, Seller or any other party to the Stock Purchase Agreement. In particular, the representations, warranties, covenants and agreements contained in the Stock Purchase Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Stock Purchase Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Stock Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in One Madison’s public disclosures.

Consent of Forward Contract Parties

Concurrently with the execution of the Stock Purchase Agreement, One Madison entered into a consent (the “FPA Consent”) with parties to the Forward Purchase Agreements, as amended (the “Forward Purchase Agreements” or “FPAs”), dated October 5, 2017 and amended on December 15, 2017 and January 5, 2018, that have committed to purchase substantially all of the forward purchase shares pursuant to which, among other things, the consenting FPA parties consented to the entry into the Stock Purchase Agreement.

The foregoing description of the FPA Consent is not a complete description thereof and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Subscription Agreements

Concurrently with the execution of the Stock Purchase Agreement, One Madison entered into subscription agreements (each, a “Subscription Agreement”) with certain equity financing sources (the “Subscribing Parties”) for the purchase and sale of 14,200,000 shares of the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), or Class C ordinary shares, par value $0.0001 per share (“Class C Shares”), for an aggregate purchase price of $142 million. The closing of the transactions contemplated by the Subscription Agreements will occur immediately prior to the completion of the Business Combination. The funding of such amounts is subject to customary conditions, including the satisfaction or waiver of the conditions to Closing set forth in the Stock Purchase Agreement. The Subscription Agreements automatically terminate upon the termination of the Stock Purchase Agreement or upon the mutual written consent of the Company and the Subscribing Parties.

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The foregoing description of the Subscription Agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of such amended and restated agreement, a form of which is filed as Exhibit 10.2 hereto, and incorporated herein by reference.

Voting Agreement

Concurrently with the execution of the Stock Purchase Agreement, the Company, entities affiliated with the Blackstone Group L.P. (together, the “BSOF Entities”) entered into an Amended and Restated Voting Agreement (the “Voting Agreement”), pursuant to which the BSOF Entities, holders of 4,000,000 Class A Shares, agree to vote any Class A Shares they hold in favor of any shareholder approvals sought by the Company in connection with the Business Combination and not to exercise any right of redemption in respect of such Class A Shares.

The Voting Agreement requires the BSOF Entities to obtain prior written consent of the Company before transferring any Class A shares prior to the termination of the Voting Agreement. The Voting Agreement will automatically terminate upon the first to occur of (i) the completion of the Business Combination, (ii) the termination of the Stock Purchase Agreement and (iii) prior to the completion of the Business Combination by the mutual written consent of the Company and the BSOF Entities.

The foregoing description of the Voting Agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of such amended and restated agreement, which is filed as Exhibit 10.3 hereto, and incorporated herein by reference.

Forward Purchase Agreement Assignment and Assumption Agreement

Concurrently with the execution of the Stock Purchase Agreement, Omar Asali (the “Assignor”) entered into an assignment and assumption agreement (the “FPA Assignment and Assumption Agreement”) with Gerard Griffin, pursuant to which the Assignor assigned to Mr. Griffin, on the terms and subject to the conditions set forth therein, the right and obligation to acquire 350,000 Class A Shares and 62,057 warrants to purchase Class A Shares under the terms of the Assignor’s Forward Purchase Agreement. The assignment contemplated by the FPA Assignment and Assumption Agreement does not relieve the Assignor of his obligations with respect to the portion of the Forward Purchase Agreement commitment assigned thereunder.

The foregoing description of the FPA Assignment and Assumption Agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.4 hereto, and incorporated herein by reference.

Working Capital Promissory Note

Concurrently with the execution of the Stock Purchase Agreement, One Madison issued a $4,000,000 Global Promissory Note (the “Working Capital Promissory Note”) to certain of the sources of equity financing for the Business Combination under the Forward Purchase Agreements and the Subscription Agreements in exchange for $4,000,000 of financing to be used for the payment of working capital expenses, including expenses incurred in connection with the Business Combination. The note is non-interest bearing, unsecured and due on the earliest of (i) the Closing of the Business Combination, (ii) 30 days after the date on which the Stock Purchase Agreement is terminated in accordance with its terms and (iii) September 12, 2019. The Company intends to repay the Note from the proceeds of the equity financing provided pursuant to the Subscription Agreements.

The foregoing description of the Working Capital Promissory Note is not a complete description thereof and is qualified in its entirety by reference to the full text of such amended and restated agreement, which is filed as Exhibit 10.5 hereto, and incorporated herein by reference.

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Reallocation Agreement

Concurrently with the execution of the Stock Purchase Agreement, One Madison entered into a reallocation agreement (the “Reallocation Agreement”) with the sources of equity financing for the Business Combination under the Forward Purchase Agreements and the Subscription Agreements, pursuant to which the Class B Shares issued and the rights to acquire warrants to purchase Class A Shares arising under the Forward Purchase Agreements have been reallocated among all equity financing sources pro rata based on the aggregate amount of equity financing provided by such equity financing source under the Forward Purchase Agreements and the Subscription Agreements. The reallocation was effective as of the execution of the Stock Purchase Agreement.

The foregoing description of the Reallocation Agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of such agreement, the form of which is filed as Exhibit 10.6 hereto, and incorporated herein by reference.

Debt Commitment Letter

Concurrently with the execution of the Stock Purchase Agreement, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Goldman Sachs Lending Partners LLC and certain affiliated investment entities thereof (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide senior secured credit facilities subject to the conditions set forth in the Debt Commitment Letter. The aggregate commitment consists of a $450 million First Lien Term Facility, a $45 million Revolving Facility, a $100 million First Lien Contingency Term Facility and a $100 million Second Lien Contingency Term Facility. The Company has the ability to bring in additional revolving lenders to provide up to $30 million additional commitments under the Revolving Facility within 15 business days after the date of the Debt Commitment Letter. The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of conditions.

The foregoing description of the Debt Commitment Letter is not a complete description thereof and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.7 hereto, and incorporated herein by reference.

Class B Share Consent

Concurrently with the execution of the Stock Purchase Agreement, shareholders holding more than two-thirds of the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), entered into a consent (the “Class B Share Consent”) pursuant to which such shareholders, on behalf of themselves and all other holders of Class B Shares, waived the anti-dilution protection benefiting the Class B Shares under the terms of the Company’s Amended and Restated Memorandum and Articles of Association (“Charter”) with respect to (i) the Class A Shares and Class C Shares to be issued pursuant to the Subscription Agreements and (ii) any Class A Shares or Class C Shares to be issued by the Company in connection with the exchange of any of the Company’s outstanding private placement warrants. As such, assuming no other equity securities are issued in connection with the Business Combination and assuming no redemption of Class A Shares by the Company’s shareholders, on the business day following the consummation of the Business Combination, each Class B Share will convert into one Class A Share or Class C Share as applicable.

The foregoing description of the Class B Share Consent is not a complete description thereof and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.8 hereto, and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in Item 1.01 of this Current Report under “Subscription Agreements” is incorporated by reference herein.

In connection with the Closing, and as described in more detail above in Item 1.01 of this Current Report, the Company expects to issue shares of Class A Common Stock and shares of Class C Common Stock. The shares of Class A Common Stock and shares of Class C Common Stock to be issued will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

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No Offer or Solicitation

This Current Report is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information

In connection with the proposed acquisition, One Madison will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at One Madison’s website at http://www.onemadisoncorp.com/corporate-governance--investor-relations.html or by contacting One Madison’s investor relations department via e-mail at info@onemadisongroup.com.

Participants in the Solicitation

One Madison and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from One Madison’s stockholders with respect to the proposed acquisition. Information about One Madison’s directors and executive officers and their ownership of One Madison’s common stock is set forth in One Madison’s filing with the SEC on (i) Form S-1, dated as of October 13, 2017, as amended on January 5, 2018 and (ii) Form 10-K, dated as of March 29, 2018, as supplemented by the Reports on Form 8-K filed on May 23, 2018 and September 13, 2018. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed acquisition, including the interests of One Madison’s directors and executive officers in the proposed acquisition, which may be different than those of One Madison’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed acquisition, which will be filed with the SEC.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

The information in this Current Report and the Exhibits attached thereto may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements that are not historical facts, including statements about the pending transaction among One Madison Corporation (the “Company”), Rack Holdings L.P. and Rack Holdings Inc. (“Ranpak”) and the transactions contemplated thereby, and the parties, perspectives and expectations, are forward-looking statements. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this presentation may include, for example, statements about: our ability to select an appropriate target business or businesses; our ability to complete our initial business combination; our expectations around the performance of the prospective target business or business; our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination; our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving our initial business combination; the proceeds of the forward purchase shares being available to us; our potential ability to obtain additional financing to complete our initial business combination; our pool of prospective target businesses; the ability of our officers and directors to generate a number of potential acquisition opportunities; our public securities’ potential liquidity and trading; the lack of a market for our securities; the use of proceeds not held in the trust account or available to us from interest income on the trust account balance; the trust account not being subject to claims of third parties; or our financial performance following this offering.

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The forward-looking statements contained in this Current Report and the Exhibits attached thereto are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the initial business combination; (2) the possibility that the terms and conditions set forth in any definitive agreements with respect to the initial business combination may differ materially from the terms and conditions set forth herein; (3) the outcome of any legal proceedings that may be instituted against the Company, Ranpak or others following the announcement of the initial business combination and any definitive agreements with respect thereto; (4) the inability to complete the initial business combination due to the failure to obtain approval of the stockholders of the Company, to obtain financing to complete the initial business combination or to satisfy other conditions to closing in the definitive agreements with respect to the initial business combination; (5) changes to the proposed structure of the initial business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the initial business combination; (6) the ability to meet NYSE’s listing standards following the consummation of the initial business combination; (7) the risk that the initial business combination disrupts current plans and operations of Ranpak as a result of the announcement and consummation of the initial business combination; (8) costs related to the initial business combination; (9) changes in applicable laws or regulations; (10) the possibility that Ranpak or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in filings made with the SEC. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Item 9.01. Exhibits and Financial Statements

Exhibit No.	Description
2.1†	Stock Purchase Agreement, dated December 12, 2018, among One Madison Corporation, Rack Holdings L.P. and Rack Holdings Inc.
10.1	Amended & Restated Consent of Forward Contract Parties, dated December 12, 2018, between the Company and certain parties to the Forward Purchase Agreements dated October 5, 2017 as amended on December 15, 2017 and January 5, 2018.
10.2	Form of Subscription Agreement, dated December 12, 2018, between the Company and certain investors.
10.3	Amended & Restated Voting Agreement, dated December 12, 2018, among the Company and the BSOF Entities.
10.4	Forward Purchase Assignment and Assumption Agreement, dated December 12, 2018, between Omar Asali and Gerard Griffin.
10.5	Form of Global Promissory Note, dated December 12, 2018, among the Company and certain investors.
10.6	Form of Amended and Restated Reallocation Agreement, dated December 12, 2018, between the Company and the parties to the Forward Purchase Agreements and Subscription Agreements.
10.7	Debt Commitment Letter, dated December 12, 2018, among the Company, Goldman Sachs Lending Partners LLC and certain affiliated lend affiliated lending entities.
10.8	Consent of Holders of Class B Shares, dated December 12, 2018, among certain holders of Class B Shares.

†	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2018

ONE MADISON CORPORATION

By:	/s/ Bharani Bobba
Bharani Bobba
Chief Financial Officer

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